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                             KANKAKEE BANCORP, INC.
                        ADOPTS STOCKHOLDERS' RIGHTS PLAN


Kankakee, Illinois... Kankakee Bancorp, Inc., the parent company of Kankakee Federal Savings Bank, announced today that it has adopted a Stockholders' Rights Plan. The Plan is intended to discourage persons, groups and entities from acquiring large stakes in Kankakee Bancorp or making a tender offer without first discussing their intentions with Kankakee Bancorp's Board of Directors.

The Plan provides for the distribution of one Right on June 15, 1999, for each share of Kankakee Bancorp's outstanding common stock as of May 24, 1999. The Rights have no immediate economic value to stockholders because they cannot be exercised unless and until a person, group or entity acquires 15% or more of Kankakee Bancorp's common stock or announces a tender offer. The Plan also permits Kankakee Bancorp's Board of Directors to redeem the Rights for one cent each under various circumstances.

In general, the Rights Plan provides that if a person, group or entity acquires a 15% or larger stake in Kankakee Bancorp or announces a tender offer, and Kankakee Bancorp's Board chooses not to redeem the Rights, all holders of Rights, other than the 15% stockholder or the tender offeror, will be able to purchase a certain amount of Kankakee Bancorp's common stock for half of its market price.

James G. Schneider, Kankakee Bancorp's Chairman, President and Chief Executive Officer, said "The Rights Plan was adopted simply as a precautionary measure to better position Kankakee Bancorp's stockholders to realize the long term value of their investment, and to provide an additional level of protection against coercive or abusive tactics. That is why hundreds of publicly-held companies have adopted them."

Mr. Schneider stated that the Rights Plan was not adopted in response to any specific event or circumstance. The Rights will expire no later than ten years from the date of the Plan's adoption. The creation of the Rights is not a taxable event for Kankakee Bancorp's stockholders.

For additional information, please contact Mr. Michael Stanfa, Executive Vice President and Secretary, at (815) 937-4440.

Kankakee Federal Savings Bank is a wholly-owned subsidiary of Kankakee Bancorp, Inc. With assets of more than $407 million, the Bank operates fifteen offices in the communities of: Ashkum, Bradley, Bourbonnais, Braidwood, Champaign, Coal City (2), Diamond, Dwight, Herscher, Hoopeston, Kankakee, Manteno, Momence and Urbana, Illinois.